Exhibit 99.1

Veramark Announces Third Quarter Results

PITTSFORD, N.Y.--(BUSINESS WIRE)--November 11, 2008--Veramark Technologies, Inc. (VERA.OB) a leading provider of communication management solutions, today announced financial results for its third quarter ended September 30, 2008. Veramark reported third quarter sales of $2,724,000, an increase of 7 percent from sales of $2,538,000 reported for the second quarter of 2008. The net loss for the third quarter of $36,000, represents less than $0.01 per share, and is an improvement from the net loss of $260,000, or $0.03 per share, incurred for the second quarter of this year.

For the nine months ended September 30, 2008, sales of $7,934,000 decreased from sales of $9,325,000 for the first nine months of 2007. The reported net loss of $490,000, or $0.05 per share for the nine months ended September 30, 2008, compared with a net loss of $263,000, or $0.03 per share, for the nine months ended September 30, 2007.

Ronald Lundy, Veramark's Chief Financial Officer, attributed the decrease in comparative year-to-date sales to a non-recurring component of a managed service contract with a major customer recorded in 2007, and a continued softness in the demand for Veramark's low end product offerings. Mr. Lundy added that sales of Veramark's enterprise communications management solution, VeraSMART, increased 17 percent for the first nine months of 2008 as compared with the prior year.

Veramark will conduct a teleconference, hosted by Mr. Lundy and by Tony Mazzullo, President and CEO, to discuss the 2008 third quarter results on Wednesday, November 12, 2008 at 2:00 PM Eastern Time. To access the conference call dial 800-763-1505.

About Veramark Technologies, Inc.

Veramark is a leading provider of communications management solutions that help organizations gain visibility into their communications networks and reduce expenses associated with their voice, data, and wireless services and infrastructure. Veramark solutions, which include software and services for Telecom Expense Management (TEM), provide business intelligence for managing complex unified communications networks on a global scale. For more information visit www.veramark.com.

VERAMARK TECHNOLOGIES, INC.
CONDENSED STATEMENT OF OPERATIONS DATA
(Unaudited)

Third Quarter Ended
September 30, 2008

	2008	2007
Sales	$2,724,296	$2,928,240
Loss Before Taxes	(36,259)	(60,067)
Income Taxes	-	-
Net Loss	$(36,259)	$(60,067)
Net Loss Per Diluted Share	$0.00	$(0.01)
Diluted Weighted Average
Number of Shares Outstanding	9,620,814	9,004,789

Nine Months Ended
September 30, 2008

	2008	2007
Sales	$7,934,225	$9,324,965
Loss Before Taxes	(490,095)	(262,699)
Income Taxes	-	-
Net Loss	$(490,095)	$(262,699)
Net Loss Per Diluted Share	$(0.05)	$(0.03)
Diluted Weighted Average
Number of Shares Outstanding	9,490,905	8,933,593

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

CONTACT:
Veramark Technologies, Inc.
Tony Mazzullo, 585-381-6000
President and CEO
tmazzullo@veramark.com